EXHIBIT 2.1










                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                MAF BANCORP, INC.

                                       AND

                              WESTCO BANCORP, INC.


                           DATED AS OF AUGUST 17, 1998














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                                TABLE OF CONTENTS


INDEX OF DEFINED TERMS.....................................................v

I.    THE MERGER...........................................................1
      1.1     Effects of the Merger........................................1
      1.2     Effect of Merger on Capital Stock............................2
      1.3     Stock Option Plans...........................................3
      1.4     Consummation of the Merger; Effective Time...................4
      1.5     Exchange of Bancorp Common Stock.............................5

II.   REPRESENTATIONS AND WARRANTIES OF MAF................................7
      2.1     Organization.................................................7
      2.2     Authorization................................................8
      2.3     Conflicts....................................................8
      2.4     Capitalization...............................................9
      2.5     MAF Financial Statements; Material Changes..................10
      2.6     MAF Subsidiaries............................................10
      2.7     MAF Filings.................................................11
      2.8     MAF Reports.................................................11
      2.9     Compliance With Laws........................................11
      2.10    Disclosure..................................................12
      2.11    Litigation..................................................12
      2.12    Licenses....................................................12
      2.13    Insurance...................................................12
      2.14    Defaults....................................................13
      2.15    Undisclosed Liabilities.....................................13
      2.16    Assets......................................................13
      2.17    Tax.........................................................14
      2.18    Advice of Changes...........................................14
      2.19    Fairness Opinion............................................14
      2.20    Environmental Matters.......................................14
      2.21    Millennium Compliance.......................................15
      2.22    Consents....................................................16
      2.23    Taxes.......................................................16
      2.24    Employee Benefit Plans......................................17
      2.25    Fees........................................................17

III.  REPRESENTATIONS AND WARRANTIES OF BANCORP...........................18
      3.1     Organization................................................18
      3.2     Authorization...............................................19
      3.3     Conflicts...................................................19
      3.4     Antitakeover Provisions Inapplicable........................19
      3.5     Capitalization and Stockholders.............................20
      3.6     Bancorp Financial Statements; Material Changes..............21
      3.7     Bancorp Subsidiaries........................................21


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      3.8     Bancorp Filings.............................................23
      3.9     Bancorp Reports.............................................23
      3.10    Compliance With Laws........................................23
      3.11    Disclosure..................................................24
      3.12    Litigation..................................................24
      3.13    Licenses....................................................25
      3.14    Taxes.......................................................25
      3.15    Insurance...................................................26
      3.16    Loans; Investments..........................................26
      3.17    Interest Rate Risk Management Arrangements..................28
      3.18    Allowance for Possible Loan Losses..........................28
      3.19    Bancorp Benefit Plans.......................................28
      3.20    Environmental Matters.......................................32
      3.21    Disclosure Schedule of Bancorp..............................32
      3.22    Defaults....................................................36
      3.23    Operations Since December 31, 1997..........................36
      3.24    Corporate Records...........................................38
      3.25    Undisclosed Liabilities.....................................38
      3.26    Assets......................................................38
      3.27    Indemnification.............................................39
      3.28    Insider Interests...........................................39
      3.29    Pooling and Tax.............................................39
      3.30    Opinion.....................................................39
      3.31    Advice of Changes...........................................39
      3.32    Millennium Compliance.......................................40
      3.33    Consents and Approvals......................................40

IV.   COVENANTS...........................................................40
      4.1     Conduct of Business by Bancorp Until the Effective Time.....40
      4.2     Conduct of Business by MAF Until the Effective Time.........45
      4.3     Environmental Investigation.................................46
      4.4     Execution of the Stock Option Agreement.....................46
      4.5     Capital Stock...............................................47
      4.6     Certain Actions.............................................47
      4.7     Title to Real Estate........................................48

V.    ADDITIONAL AGREEMENTS...............................................48
      5.1     Inspection of Records; Confidentiality......................48
      5.2     Meetings of Bancorp.........................................49
      5.3     Merger of Subsidiary Banks..................................49
      5.4     Recommendation of Merger to Stockholders....................49
      5.5     Registration Statement; Stockholder Approval................49
      5.6     Director and Officer Liability Insurance....................50
      5.7     Indemnification.............................................50
      5.8     Affiliate Letters...........................................50


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      5.9     Brokers.....................................................50
      5.10    Cooperation.................................................50
      5.11    Regulatory Applications.....................................51
      5.12    Financial Statements and Reports............................51
      5.13    Notice......................................................51
      5.14    Press Releases..............................................52
      5.15    Delivery of Supplements to Disclosure Schedules.............52
      5.16    Litigation Matters..........................................52
      5.17    Tax Opinion.................................................52
      5.18    Resolution of Bancorp Benefit Plans.........................53
      5.19    Accounting and Tax Treatment................................55
      5.20    Appointment to MAF Board of Directors.......................55
      5.21    Advisory Board..............................................55
      5.22    Publication of Financial Statements.  ......................56

VI.   CONDITIONS..........................................................56
      6.1     Conditions to the Obligations of MAF........................56
      6.2     Conditions to the Obligations of Bancorp....................58
      6.3     Conditions to the Obligations of the Parties................58
      6.4     Listing on The Nasdaq Stock Market..........................59

VII.  TERMINATION; AMENDMENT; WAIVER......................................59
      7.1     Termination.................................................59
      7.2     Termination Fee.............................................60
      7.3     Expenses....................................................61
      7.4     Survival of Agreements......................................61
      7.5     Amendment...................................................61
      7.6     Waiver......................................................61

VIII. GENERAL PROVISIONS..................................................62
      8.1     Survival....................................................62
      8.2     Notice......................................................62
      8.3     Specific Enforceability.....................................63
      8.4     Applicable Law..............................................63
      8.5     Headings, Etc...............................................63
      8.6     Severability................................................63
      8.7     Entire Agreement; Binding Effect; Nonassignment;
                  Counterparts............................................64
      8.8     Standards...................................................64

EXHIBITS..................................................................65


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                             INDEX OF DEFINED TERMS
                             ----------------------

TERM                                                                   SECTION
----                                                                   -------

Acquisition Transaction..................................................4.6(b)
Advisory Board.............................................................5.21
Agreement..............................................................Preamble
Applicable Governmental Authorities.........................................2.3
ARP Plans................................................................3.5(b)
Bancorp................................................................Preamble
Bancorp Benefit Plans...................................................3.19(a)
Bancorp Common Stock.....................................................1.2(b)
Bancorp Disclosure Schedule..............................................3.5(c)
Bancorp Employees.......................................................5.18(b)
Bancorp Financial Statements................................................3.6
Bancorp Permitted Lien..................................................3.23(c)
Bancorp Properties......................................................3.20(a)
Bancorp REO.............................................................3.20(a)
Bancorp Qualified Plans.................................................3.19(b)
Bancorp Stock Option Plans...............................................3.5(b)
Bancorp Subsidiaries.....................................................3.7(c)
Bank Merger............................................................Preamble
Bank Merger Agreement.......................................................5.3
BMA........................................................................2.22
CERCLA..............................................................2.20(a)(ii)
Certificate..............................................................1.5(a)
Certificate of Merger.......................................................1.4
Change in Control Benefit...............................................3.19(a)
Closing Date................................................................1.4
Code...................................................................Preamble
DGCL...................................................................Preamble
DPC Shares...............................................................1.2(g)
Effective Time..............................................................1.4
Environmental Law(s).................................................2.20(a)(i)
ESOP....................................................................3.19(h)
ESOP Participants.......................................................5.18(e)
Exchange Agent...........................................................1.5(a)
Exchange Ratio...........................................................1.2(b)
FDI Act.....................................................................2.9
FDIC.....................................................................2.1(b)
Final Determination Letter..............................................5.18(e)
First Federal..........................................................Preamble
Hazardous Material(s)...............................................2.20(a)(ii)
HOLA...................................................................Preamble
HSR Act....................................................................2.22
Intellectual Property...................................................3.21(o)

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IRS.....................................................................5.18(e)
Letter of Understanding.................................................5.18(c)
Liabilities................................................................2.15
MAF....................................................................Preamble
MAF Bank...............................................................Preamble
MAF Base Price Per Share..............................................1.2(c)(i)
MAF Benefit Plans.......................................................5.18(b)
MAF Closing Stock Price..................................................1.5(e)
MAF Common Stock.........................................................1.2(a)
MAF Common Stock Price Per Share.........................................1.2(d)
MAF Corporate Subsidiaries...............................................2.1(c)
MAF Employee Plans.........................................................2.24
MAF Financial Statements....................................................2.5
MAF Pension Plan...........................................................2.24
MAF Properties.....................................................2.20(a)(iii)
MAF REO............................................................2.20(a)(iii)
MAF Stock Option Plans...................................................2.4(b)
MAF Subsidiaries.........................................................2.1(d)
MAF Subsidiary...........................................................2.1(d)
Mailing Date................................................................5.5
Merger.................................................................Preamble
Merger Consideration.....................................................1.2(b)
Millennium Compliant.......................................................2.21
Option(s)................................................................1.3(a)
OTS.........................................................................2.3
Phase I..................................................................4.3(a)
Plan.....................................................................1.3(a)
Pricing Period.......................................................1.2(c)(ii)
Proxy Statement.............................................................2.3
RCRA................................................................2.20(a)(ii)
Registration Statement......................................................2.3
Reorganization.........................................................Preamble
SAIF.....................................................................2.1(b)
SEC.........................................................................2.3
Securities Act..............................................................2.7
Securities Exchange Act.....................................................2.7
Significant Subsidiary...................................................4.6(b)
Stockholders' Meeting.......................................................5.5
Stock Option Agreement......................................................4.4
Surviving Bank..............................................................5.3
Surviving Corporation....................................................1.1(a)
Systems....................................................................2.21
Tax Opinion................................................................5.17
Termination Fee..........................................................7.2(a)
Trust Account Shares.....................................................1.2(g)


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                      AGREEMENT AND PLAN OF REORGANIZATION

            This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 17th day of August, 1998, by and among MAF Bancorp, Inc., a Delaware corporation ("MAF"), and Westco Bancorp, Inc., a Delaware corporation ("Bancorp").

                              W I T N E S S E T H :

            WHEREAS, MAF is a registered savings and loan holding company under the Home Owners' Loan Act ("HOLA");

            WHEREAS, Bancorp is a registered savings and loan holding company under HOLA;

            WHEREAS, the Boards of Directors of MAF and Bancorp deem it advisable that Bancorp be merged with and into MAF in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

            WHEREAS, immediately upon the Merger of Bancorp with and into MAF (the "Merger"), MAF and Bancorp intend that First Federal Savings and Loan Association of Westchester, a wholly-owned subsidiary of Bancorp ("First Federal"), shall merge (the "Bank Merger", and such transaction together with the Merger is hereafter referred to as the "Reorganization") with and into Mid America Bank, fsb, a wholly-owned subsidiary of MAF ("MAF Bank"); and

            WHEREAS, MAF and Bancorp intend the Merger to qualify as a "pooling of interests" for accounting purposes and as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1 EFFECTS OF THE MERGER.

                  (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of Bancorp shall cease and shall be merged with and into, and under the Certificate of Incorporation of, MAF at the Effective Time (as defined below) in accordance with the DGCL, with MAF being the continuing and surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"). At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 254, 260 and 261 of the DGCL.


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                  (b) Certificate of Incorporation. The Certificate of
         Incorporation of MAF shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

                  (c) By-laws. The By-laws of MAF in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of MAF immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of MAF immediately prior to the Effective Time in addition to the officer who becomes an officer of MAF following the Effective Time as set forth in Section 5.20 below.

         1.2 EFFECT OF MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of MAF, Bancorp or the holders of MAF Common Stock (defined below) or Bancorp Common Stock (defined below), the following shall occur:

                  (a) MAF Common Stock. Each share of the common stock, par value $0.01 per share, of MAF ("MAF Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

                  (b) Bancorp Common Stock. Each share of the common stock, par value $0.01 per share, of Bancorp ("Bancorp Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares held by Bancorp or any of its wholly-owned subsidiaries, or by MAF or any of its wholly-owned subsidiaries, (but in each case other than Trust Account Shares, or DPC Shares (each as defined below)), which shall be cancelled), shall be converted into the right to receive
         1.395 (the "Exchange Ratio") fully paid and nonassessable shares of MAF Common Stock (the value of which is referred to herein as the "Merger Consideration"). If subsequent to the date of this Agreement but prior to the Effective Time, MAF should split or combine shares of MAF Common Stock, or pay a dividend or other distribution in MAF Common Stock, then the Exchange Ratio shall be appropriately further adjusted to reflect such split, combination, dividend or distribution. If subsequent to the date of this Agreement, but prior to the Effective Time, Bancorp should split or combine shares of Bancorp Common Stock, or pay a dividend or other distribution in Bancorp Common Stock, then the Exchange Ratio shall be appropriately further adjusted to reflect such split, combination, dividend or distribution.

                  (c) Bancorp shall not be obligated to consummate the Merger if the MAF Common Stock Price Per Share (as defined below) is less than $18.886 (the "MAF Base Price Per Share") for each of the ten (10) business days immediately preceding the fifth business day prior to the Closing Date (the "Pricing Period"). The "MAF Common Stock Price Per Share" as of any particular date shall be the dollar amount equal to the volume


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         weighted average price of all transactions for MAF Common Stock on that date reported on The Nasdaq Stock Market for the Pricing Period.

                  (d) If the condition set forth in Section 1.2(c) exists, Bancorp may, at its sole option: (i) terminate this Agreement; (ii) renegotiate with MAF over the payment terms described herein; or (iii) proceed with the Merger pursuant to the terms of this Agreement. If Bancorp elects to exercise this termination right, it will give prompt written notice to MAF as of the close of business on the second business day after the end of the Pricing Period.

                  (e) Stock Held by Bancorp or MAF. All shares of Bancorp Common Stock that are owned by Bancorp as treasury stock and all shares of Bancorp Common Stock that are owned directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, other than (i) shares of Bancorp Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of MAF Common Stock which are similarly held, whether held directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, as the case may be, being referred to herein as "Trust Account Shares"), and (ii) any shares of Bancorp Common Stock held by MAF or Bancorp or any of their respective wholly-owned subsidiaries in respect of a debt previously contracted (any such shares of Bancorp Common Stock, and shares of MAF Common Stock which are similarly held, whether held directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, being referred to herein as "DPC Shares"), shall be cancelled and shall constitute authorized but unissued MAF Common Stock and no stock of MAF or other consideration shall be delivered in exchange therefor. All shares of MAF Common Stock that are owned by Bancorp or any of its wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of MAF.

         1.3 STOCK OPTION PLANS.

                  (a) At the Effective Time, each option granted by Bancorp to purchase shares of Bancorp Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall be converted into an option to purchase shares of MAF Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and


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         restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby):

                           (i) the number of shares of MAF Common Stock to be
                  subject to the converted Option shall be equal to the product of (x) the number of shares of Bancorp Common Stock subject to the original Option and (y) the Exchange Ratio;

                           (ii) the exercise price per share of MAF Common Stock
                  under the converted Option shall be equal to (x) the exercise price per share of Bancorp Common Stock under the original Option divided by (y) the Exchange Ratio; and

                           (iii) upon each exercise of Options by a holder
                  thereof, the aggregate number of shares of MAF Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

         The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (b) Each limited right related to an Option which is outstanding and unexercised immediately prior to the Effective Time shall be converted along with the assumption and conversion of the Option pursuant to Section 1.3(a) above, and shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby); provided, however, that the benefit payable upon the exercise of a limited right shall not be paid in cash, and in lieu thereof, such benefit shall be paid in MAF Common Stock having a fair market value equal to the cash that would otherwise have been payable thereunder.

                  (c) Prior to the Effective Time, the Board of Directors of Bancorp and the committee or committees established under the Plans shall take such actions or make such determinations as may be required under such Plans, subject to the approval of MAF, to effect the provisions of this Agreement.

         1.4 CONSUMMATION OF THE MERGER; EFFECTIVE TIME. The delivery of the closing schedules, certificates and opinions called for by this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, or such other location and such time as shall be fixed by mutual agreement of MAF and Bancorp as promptly as practicable, but not later than 15 days (unless otherwise agreed to by both parties, such agreement not to be unreasonably withheld), following the latest of: (i) approval of the transactions required to effect the transactions contemplated by this Agreement by all the Applicable Governmental Authorities (defined below) and the approval, consent or other action of such other governmental authorities having jurisdiction over the transactions governed by this Agreement as may be required


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(provided that any such approval, consent or other action shall have been granted without the imposition of any condition which would have a material adverse effect on MAF); (ii) the expiration of any waiting period imposed by law; (iii) the date of the Bancorp stockholder meeting at which such stockholders approved the Merger, the execution of this Agreement, and the other transactions contemplated hereby; and (iv) satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement. The parties hereto shall cause the Merger to become effective on the date of the closing (the "Closing Date") by executing, acknowledging and filing on that date, in accordance with Sections 103 and 251 of the DGCL, a Certificate of Merger substantially in the form of Exhibit A attached hereto and made a part hereof (the "Certificate of Merger"). The date and time on which the Merger becomes effective shall be referred to herein as the "Effective Time."

         1.5 EXCHANGE OF BANCORP COMMON STOCK.

                  (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, the Exchange Agent (defined below) shall deliver to each holder of record of a certificate or certificates which as of the Effective Time represented outstanding shares of Bancorp Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and
         (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, MAF Common Stock representing the number of shares of MAF Common Stock into which the shares of Bancorp Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, and the Certificate so surrendered shall be cancelled. MAF shall direct the Exchange Agent to make such payments within five business days of the receipt of all required documentation. If any payment for shares of Bancorp Common Stock is to be made in a name other than that in which the Certificate for Bancorp Common Stock surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to MAF having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of Bancorp of any shares of Bancorp Common Stock outstanding immediately prior to the


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         Effective Time and any such shares of Bancorp Common Stock presented to the Exchange Agent shall be cancelled in exchange for the aggregate Merger Consideration payable with respect thereto as provided in
         Section 1.2 above. As used herein, "Exchange Agent" means Harris Trust and Savings Bank, or such other bank or trust company selected by MAF and reasonably acceptable to Bancorp to effect the exchange of Certificates.

                  (b) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Bancorp Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

                  (c) Failure to Exchange Bancorp Common Stock. No dividends or other distributions declared after the Effective Time with respect to MAF Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to MAF Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the MAF Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the MAF Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for MAF Common Stock pursuant to this Section 1.5(c) shall be paid or delivered by MAF to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one
         (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to MAF after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to MAF for payment or delivery of such dividends or distributions, as the case may be. Any shares of MAF Common Stock or other amounts delivered or made available to the Exchange Agent pursuant to this
         Section 1.5(c) and not exchanged for Certificates within one (1) year after the Effective Time pursuant to this Section 1.5(c) shall be returned by the Exchange Agent to MAF which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates hereunder.

                  (d) Full Payment. The Merger Consideration paid pursuant to this Article I, including all shares of MAF Common Stock issued upon the surrender for exchange of Bancorp Common Stock in accordance with the terms hereof, shall be delivered and paid in full satisfaction of all rights pertaining to such shares of Bancorp Common Stock.

                  (e) Fractional Shares. No certificates or scrip representing fractional shares of MAF Common Stock shall be issued upon the surrender for exchange of Certificates, no


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         dividend or distribution of MAF shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of MAF. In lieu of any fractional share, the Exchange Agent or MAF as the case may be, shall pay to each holder of shares of Bancorp Common Stock who otherwise would be entitled to receive a fractional share of MAF Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the product of (i) the Exchange Ratio multiplied by (ii) the mean of the reported closing bid and asked quotations of one share of MAF Common Stock as reported by The Nasdaq Stock Market (or in the absence thereof, from such other source upon which MAF and Bancorp shall mutually agree) for the last Business Day preceding the Closing Date ("MAF Closing Stock Price").

                  (f) List of Bancorp Stockholders. Prior to the Effective Time, but within three (3) business days thereof, Bancorp shall deliver a certified copy of a list of its stockholders to the Exchange Agent, after which there shall be no further registrations or transfers on the stock transfer books of Bancorp of the shares of Bancorp Common Stock that were outstanding immediately prior thereto. If, after the Effective Time, Certificates representing such shares are presented to Bancorp, they shall be cancelled and exchanged as provided in this
         Article I.

                                       II.

                      REPRESENTATIONS AND WARRANTIES OF MAF

         MAF represents and warrants to Bancorp that:

         2.1 ORGANIZATION.

                  (a) MAF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. MAF is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on MAF and the MAF Subsidiaries (defined below), taken as a whole, or its ability to consummate the transactions contemplated herein or in the Certificate of Merger. MAF has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Stock Option Agreement (as defined below) and, upon the approval of all requisite state and federal regulatory agencies as hereinafter provided, to consummate the transactions contemplated hereby and thereby. MAF is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) MAF Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States, the deposits of which are insured by the


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                                  Page 17 of 91


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         Federal Deposit Insurance Corporation ("FDIC") through the Savings
         Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws. MAF Bank is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA). MAF Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement (defined below) and, upon the approval of all requisite state and federal regulatory agencies and the majority of the stockholders of MAF Bank, to consummate the transactions contemplated thereby.

                  (c) MAF has no direct or indirect subsidiaries other than MAF Developments, Inc., Mid America Development Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Mid America Mortgage Securities, Inc., N.W. Financial Corporation, Northwestern Acceptance Corporation, Ambria Development Corporation, Reigate Woods Development Corporation, Randall Road Development Corporation, Centre Point Title Corporation (the "MAF Corporate Subsidiaries") and MAF Bank. Each of the MAF Corporate Subsidiaries is either wholly-owned by MAF, MAF Bank or by wholly-owned subsidiaries of MAF Bank, and is a duly organized and validly existing corporation in good standing under the laws of the State of Illinois or Delaware, with corporate power and authority to own, operate and lease its assets and properties, and carry on its business substantially as it has been and is now being conducted.

                  (d) MAF and each of its direct and indirect subsidiaries (each an "MAF Subsidiary" and collectively the "MAF Subsidiaries") hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a material adverse effect on MAF and the MAF Subsidiaries, taken as a whole.

         2.2 AUTHORIZATION. The execution, delivery and performance of this Agreement, the Certificate of Merger, and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by MAF's Board of Directors, and all necessary corporate action on the part of MAF has been taken. This Agreement has been, and the Stock Option Agreement and the Certificate of Merger will be, duly executed and delivered by MAF and, subject to the approval of all requisite state and federal regulatory agencies and, will constitute the valid and binding obligations of MAF, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of MAF will need to be amended to effectuate the transactions contemplated by this Agreement, and MAF's Board of Directors has the authority to increase the number of directors of MAF without any such amendment.

         2.3 CONFLICTS. The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of MAF or similar documents of any MAF Subsidiary. The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and


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                                  Page 18 of 91


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the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MAF or any MAF Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on MAF, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to MAF in connection with the execution and delivery of this Agreement, the Certificate of Merger or the Stock Option Agreement or the consummation by MAF of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon MAF, except for: the filings by MAF of any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Applicable Governmental Authorities"); the filing by MAF of the Registration Statement relating to the MAF Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of Bancorp (the "Proxy Statement") to be called pursuant to Section 5.5 hereof; the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; any filings, approvals or no-action letters with or from state securities authorities; and (e) any antitrust filings, consents, waivers or approvals.

         2.4 CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of MAF consists of the following:


      CLASS OF      PAR
       STOCK       VALUE     AUTHORIZED      ISSUED     OUTSTANDING    TREASURY
       -----       -----     ----------      ------     -----------    --------
       Common      $0.01     40,000,000    25,420,678    22,608,471   2,812,207
     Preferred     $0.01      5,000,000             0             0           0

         All of the issued and outstanding shares of MAF Common Stock have been, and all of the shares of MAF to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of MAF Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of MAF Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. MAF will, at the Effective Time,


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                                  Page 19 of 91
         have a number of authorized but unissued shares of MAF Common Stock sufficient to pay the Merger Consideration in accordance with Section 1.2(b) above. The shares of MAF Common Stock to be issued pursuant to this Agreement are duly authorized and will be, when issued in accordance with the terms hereof, validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  (b) As of the date hereof, MAF had reserved 2,533,531 shares of MAF Common Stock for issuance under stock option plans for the benefit of employees of MAF, pursuant to which options covering 1,766,181 shares of MAF Common Stock were outstanding as of the date hereof (the "MAF Stock Option Plans"). Except as contemplated herein or as provided for in the MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, the N.S. Bancorp Inc. 1990 Incentive Stock Option Plan, the MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, the Mid America Federal Savings Bank Directors' Deferred Compensation Plan and the Mid America Federal Savings Bank Executive Deferred Compensation Plan, there are no shares of capital stock of MAF subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of MAF, or contracts, commitments, understandings, or arrangements by which MAF is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.5 MAF FINANCIAL STATEMENTS; MATERIAL CHANGES. MAF has heretofore delivered to Bancorp its audited consolidated financial statements for the years ended December 31, 1997, June 30, 1996, and June 30, 1995, the six months ended December 31, 1996, and the unaudited consolidated financial statements for the three months ended March 31, 1998 (the "MAF Financial Statements"). The MAF Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of MAF as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 1997 to the date hereof, MAF and the MAF Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to MAF on a consolidated basis except as contemplated herein. Since January 1, 1998, MAF and the MAF Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that MAF will suffer or experience a material adverse effect.

         2.6 MAF SUBSIDIARIES. MAF owns directly or indirectly all of the issued and outstanding shares of capital stock of the MAF Subsidiaries. No capital stock of any of the MAF Subsidiaries is or may become required to be issued (other than to MAF) by reason of any options,


                                       10
warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any MAF Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of MAF to vote or to dispose of shares of the capital stock of any MAF Subsidiary. All of the shares of capital stock of each MAF Subsidiary held by MAF are fully paid and non-assessable and are owned by MAF free and clear of any claim, lien or encumbrance.

         2.7 MAF FILINGS. MAF has previously made available to Bancorp true and complete copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) held or currently scheduled to be held during the calendar years 1995, 1996, 1997 and 1998 and (ii) all other reports or filings, as may have been amended, filed under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), by MAF with the SEC and OTS since January 1, 1995, including without limitation reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act").

            2.8 MAF REPORTS. Since January 1, 1995, each of MAF and the MAF Subsidiaries has timely filed all reports and statements, together with any amendment required to be made with respect thereto, that was required to be filed with (i) the SEC, including, but not limited to Forms 10- K, 10-Q and 8-K, and proxy statements, (ii) the OTS, (iii) the FDIC, (iv) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (v) the National Association of Securities Dealers. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, Department of Labor, state, and local taxing authorities or the OTS or the FDIC in the regular course of the business of MAF or the MAF Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of MAF, investigation into the business or operations of MAF or the MAF Subsidiaries within the past three (3) years. There is no unresolved violation, criticism or exception by the SEC, the OTS or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a material adverse effect on the financial condition, earnings or business of MAF and the MAF Subsidiaries, taken as a whole.

         2.9 COMPLIANCE WITH LAWS. MAF and the MAF Subsidiaries are each in compliance with all applicable federal and state laws and regulations that regulate or are concerned in any way with the business of a savings bank, including, without limitation, HOLA and the Federal Deposit Insurance Act ("FDI Act"), and MAF and each of the MAF Subsidiaries are in compliance with all other applicable laws and regulations, except in each case where the failure to comply would not

                                       11
have a material adverse effect on the financial condition, earnings or business of MAF and the MAF Subsidiaries, taken as a whole.

         2.10 DISCLOSURE. None of the information supplied by MAF for inclusion in the Proxy Statement or the information relating to MAF and the MAF Subsidiaries in the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp's stockholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate only to Bancorp or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act.

         2.11 LITIGATION. Except as disclosed on MAF's Form 10-Q for the period ending June 30, 1998, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of MAF, threatened against or affecting MAF or any MAF Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a material adverse effect on MAF or which would materially affect the ability of MAF to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MAF or any MAF Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, any such effect.

         2.12 LICENSES. MAF and the MAF Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

         2.13 INSURANCE. MAF and the MAF Subsidiaries maintain insurance with an insurer, which in the best judgment of management of MAF is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. MAF and the MAF Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by MAF and the MAF Subsidiaries have been filed in due and timely fashion.


                                       12

         2.14 DEFAULTS. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by MAF or any MAF Subsidiary under any contract or commitment, and neither MAF nor any MAF Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a material adverse effect on MAF and the MAF Subsidiaries taken as a whole. To the best knowledge of MAF, no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

         2.15 UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with generally accepted accounting principles ("Liabilities") have, in the case of MAF and the MAF Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of MAF as of December 31, 1997 or in the notes thereto, and MAF and the MAF Subsidiaries have no other material liabilities except Liabilities incurred since December 31, 1997, in the ordinary course of business and except for the transactions contemplated herein.

         2.16 ASSETS.

                  (a) MAF and the MAF Subsidiaries have good, sufficient and marketable title to their real properties, including leaseholds, and their other assets and properties, all as reflected as owned by MAF or any MAF Subsidiary in the MAF financial statement dated as of December 31, 1997 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) liens, none of which, in the aggregate, are material to the assets of MAF on a consolidated basis. MAF and the MAF Subsidiaries have title or other rights to its assets sufficient in all material respects or the conduct of their respective businesses as presently conducted, and are free, clear and discharged of and from any and all liens, charges, encumbrances, security interests and/or equities which are material to MAF and its subsidiaries, taken as a whole.

                  (b) All leases pursuant to which MAF or any MAF Subsidiary, as lessee, leases real or personal property which are material to the business of MAF on a consolidated basis are, to the best of the knowledge of MAF, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, by either MAF or any MAF Subsidiary, or to the best knowledge of MAF, the other party, except for any defaults the consequences of which would not have a material adverse effect on MAF and the MAF Subsidiaries, taken as a whole.


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                                  Page 23 of 91


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         2.17 TAX. To the best of the knowledge of MAF, neither it nor any MAF
Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         2.18 ADVICE OF CHANGES. Between the date hereof and the Effective Time, MAF shall promptly advise Bancorp in writing of any fact or occurrence (other than as contemplated herein) which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein materially untrue.

         2.19 FAIRNESS OPINION. MAF has received an opinion, dated the date of this Agreement, from Stifel, Nicolaus & Company, Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger is fair to MAF's stockholders from a financial point of view.

         2.20 ENVIRONMENTAL MATTERS.

                  (a) For purposes of Sections 2.20 and 3.20, the following terms shall have the following respective meanings:

                           (i) "Environmental Law(s)" means any law, regulation,
                  rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

                           (ii) "Hazardous Material(s)" means any material or
                  substance: (1) which is a "hazardous substance," "pollutant" or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.) as amended, and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended, and regulations promulgated thereunder; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or
                  (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

                           (iii) "MAF Properties" means (1) the real estate
                  owned or leased by MAF and the MAF Subsidiaries and used as a banking related facility; (2) other real estate owned ("MAF REO") by MAF or the MAF Subsidiaries as defined by any other federal or state financial institution regulatory agency with regulatory authority for MAF or the MAF Subsidiaries; (3) real estate that is in the process of pending


                                       14
                  foreclosure or forfeiture proceedings conducted by MAF or the MAF Subsidiaries; (4) real estate that is held in trust for others by the MAF Subsidiaries; and (5) real estate owned or leased by a partnership or joint venture in which MAF or an MAF Subsidiary has an ownership interest.

                  (b) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, there are no present or past conditions on the MAF Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a material adverse effect on MAF's consolidated business, financial condition or prospects.

                  (c) MAF and the MAF Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and neither MAF nor the MAF Subsidiaries have received notice of, nor to the best of their knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the MAF Properties, which have or may reasonably be expected to result in a material adverse effect on MAF's consolidated business, financial condition or prospects.

                  (d) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, no MAF Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a material adverse effect on MAF's consolidated business, financial condition or prospects.

                  (e) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, MAF and the MAF Subsidiaries have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.

         2.21 MILLENNIUM COMPLIANCE. MAF represents and warrants to Bancorp that: (a) MAF's computer hardware and software systems used for the storage and processing of data (as used in this Section 2.21, "Systems") are, or will be by March 31, 1999, Millennium Compliant; (b) to the best of MAF's knowledge, none of MAF's or any MAF Subsidiary's Systems, operations or business functions will be materially adversely affected by any third party's failure to be Millennium Compliant; (c) to the best of MAF's knowledge, all of its suppliers, customers and third party providers will be Millennium Compliant; and (d) MAF is taking, or has taken, all necessary and appropriate action to address and remedy any deficiencies in MAF's Systems from becoming Millennium Compliant. As used in this Section 2.21, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date


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                                  Page 25 of 91


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output and performing calculations on dates or portions of dates, (ii) function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of a new century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.22 CONSENTS. Except as referred to herein or in connection, or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, the Securities Exchange Act, the HOLA, the Bank Merger Act, as amended (the "BMA"), the FDI Act, the rules and regulations of the OTS, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by MAF or MAF Bank of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, MAF knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.22 that are required to be obtained should not be obtained without the imposition of any material condition or restriction.

         2.23 TAXES.

                  (a) MAF and each MAF Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or MAF has paid on behalf of each MAF Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither MAF nor any MAF Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. Except as set forth on Schedule 2.23(a) (i) to the MAF Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against MAF or any MAF Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 2.23(a) (ii) to the MAF Disclosure Schedule, the income tax returns of MAF and each MAF Subsidiary have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other state or local taxing authorities, for any of the last ten (10) years. Neither MAF nor any MAF Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of MAF have been accounted for in accordance with generally accepted accounting principles. To the extent requested, MAF and each MAF Subsidiary have made available to Bancorp correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 1992.


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                  (b) MAF has not filed any consolidated federal income tax
         return with an "affiliated group" (within the meaning of Section 1504 of the Code) where MAF was not the common parent of the group. Neither MAF nor any MAF Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than MAF or any MAF Subsidiary.

                  (c) MAF and each MAF Subsidiary have each withheld amounts from its employees or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

         2.24 EMPLOYEE BENEFIT PLANS. All retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of MAF or any of the MAF Subsidiaries are hereinafter referred to collectively as the "MAF Employee Plans." All of the MAF Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon MAF or any of its subsidiaries. Neither MAF, the MAF Subsidiaries, nor any entity which is considered one employer with MAF under Section 4001(b)(1) of ERISA or Section 414 of the Code has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither MAF nor the MAF Subsidiaries currently maintain a "single-employer plan" (as defined in Section 4001(a) of ERISA). Each MAF Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and MAF and the MAF Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of MAF, threatened litigation, administrative action or proceeding relating to any MAF Employee Plan.

         2.25 FEES. Other than the financial advisory services performed for MAF by Stifel, Nicolaus & Company Incorporated, neither MAF, MAF Bank nor any of the MAF Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the purchase of any MAF Subsidiary in connection with this Agreement or the transactions contemplated hereby.


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



                                      III.

                    REPRESENTATIONS AND WARRANTIES OF BANCORP

         Bancorp represents and warrants to MAF that:

         3.1 ORGANIZATION.

                  (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Bancorp is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on Bancorp or its ability to consummate the transactions contemplated herein, in the Certificate of Merger or in the Stock Option Agreement. Bancorp has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Stock Option Agreement and, upon the approval of all requisite state and federal regulatory agencies and in the case of this Agreement, the majority of the stockholders of Bancorp as hereinafter provided, to consummate the transactions contemplated hereby and thereby. Bancorp is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) First Federal is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws. First Federal has all requisite corporate power and authority to enter into the Bank Merger Agreement and, upon the approval of all requisite state and federal regulatory agencies and the majority of the stockholders of First Federal, to consummate the transactions contemplated thereby. First Federal is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA).

                  (c) Westco, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Westco, Inc. is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on Westco, Inc. Bancorp has no direct or indirect subsidiaries other than Westco, Inc. and First Federal.

                  (d) Bancorp, First Federal and Westco, Inc. hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary


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


         for the conduct of its and their respective business, except where the failure to so hold would not have a material adverse effect on Bancorp, First Federal and Westco Inc. taken as a whole.

         3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement, the Certificate of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by Bancorp's Board of Directors, and all necessary corporate action on the part of Bancorp has been taken, subject to the approval of this Agreement by the stockholders of Bancorp. This Agreement has been, and the Certificate of Merger and the Stock Option Agreement will be, duly executed and delivered by Bancorp and, subject to the approval of all requisite state and federal regulatory agencies, and, in the case of this Agreement, the approval by the stockholders of Bancorp, constitutes the valid and binding obligation of Bancorp (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). Neither the Certificate of Incorporation nor the by-laws of Bancorp will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 CONFLICTS. The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Bancorp or similar documents of any Bancorp Subsidiary (as defined below). The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancorp or any Bancorp Subsidiary or their respective properties other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on Bancorp or any Bancorp Subsidiary, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Bancorp in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by Bancorp of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon Bancorp except for: the filings by MAF of applications or notices with the Applicable Government Authorities; the filing by MAF of the Registration Statement with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) any required filings with, approvals from or notices to applicable state securities authorities; and (e) any necessary antitrust filings, consents, waivers or approvals.

         3.4 ANTITAKEOVER PROVISIONS INAPPLICABLE. Except for Article FOURTH, Section C of Bancorp's Certificate of Incorporation, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in Bancorp's Certificate of


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


Incorporation or By-laws, (i) prohibits or restricts Bancorp's ability to perform its obligations under this Agreement, the Certificate of Merger or the Stock Option Agreement, or its ability to consummate the transactions contemplated hereby and thereby, (ii) would have the effect of invalidating or voiding this Agreement, the Certificate of Merger or the Stock Option Agreement, or any provision hereof or thereof, or (iii) would subject MAF to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, the Certificate of Merger or the Stock Option Agreement.

         3.5 CAPITALIZATION AND STOCKHOLDERS.

                  (a) As of the date hereof, the authorized capital stock of Bancorp consists of the following:


      CLASS OF       PAR
       STOCK        VALUE    AUTHORIZED    ISSUED      OUTSTANDING    TREASURY
       -----        -----    ----------    ------      -----------    --------
       Common       $0.01    5,000,000    3,525,070     2,486,263     1,038,807
      Preferred     $0.01    1,000,000            0             0             0

         All of the issued and outstanding shares of Bancorp Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancorp Common Stock are subject to any preemptive rights of the current or past stockholders of Bancorp. All of the issued and outstanding shares of Bancorp Common Stock will be entitled to vote to approve the Agreement.

                  (b) As of the date hereof, Bancorp has 245,479 shares of Bancorp Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of Bancorp or Bancorp Subsidiaries ("Bancorp Stock Option Plans") pursuant to which Bancorp Stock Options covering an aggregate of 245,479 shares of Bancorp Common Stock are outstanding as of the date hereof. As of the date hereof, all of the shares of Bancorp Common Stock authorized to be issued under Bancorp's Recognition and Retention Plans ("ARP Plans") are awarded and vested. Except as set forth in this Section 3.5 and except for the transactions herein and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancorp outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancorp, or contracts, commitments, understandings, or arrangements by which Bancorp is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each Bancorp Stock Option is exercisable or will be exercisable as of the date set forth in Schedule 3.5(b) to the Bancorp Disclosure Schedule and has an exercise price in the amount set forth in Schedule 3.5(b) to the Bancorp Disclosure Schedule.


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


                  (c) Schedule 3.5(c) to the Bancorp Disclosure Schedule (as defined below) accurately identifies the names and addresses of all of the stockholders who, to Bancorp's knowledge, beneficially own more than 5% of the shares of Bancorp Common Stock and the number of shares of common stock of Bancorp held by each such stockholder and by each director and senior officer of Bancorp. From the date hereof until the Effective Time, Bancorp shall, upon request, provide MAF with a complete list of all of its stockholders of record, including the names, addresses and number of shares of Bancorp Common Stock held by each stockholder. Without the advance written consent of Bancorp, MAF will not disclose or make use of the information provided by Bancorp pursuant hereto except as may be required in connection with regulatory or other filings permitted by this Agreement, the mailing of the Proxy Statement or as is otherwise specifically permitted by this Agreement. The "Bancorp Disclosure Schedule" shall consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement. The Bancorp Disclosure Schedule was delivered to MAF in final and complete form prior to Bancorp's execution of this Agreement.

         3.6 BANCORP FINANCIAL STATEMENTS; MATERIAL CHANGES. Bancorp has heretofore delivered to MAF its audited consolidated financial statements for the years ended December 31, 1997, December 31, 1996, and December 31, 1995, and the unaudited consolidated financial statements for the six months ended June 30, 1998 (the "Bancorp Financial Statements"). The Bancorp Financial Statements
(x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, except in the case of the unaudited consolidated financial statements for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of Bancorp as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 1997, Bancorp and the Bancorp Subsidiaries, taken as a whole, have not undergone or suffered any changes in their respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Bancorp on a consolidated basis. Since January 1, 1998, Bancorp and the Bancorp Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Bancorp will suffer or experience a material adverse effect.

         3.7 BANCORP SUBSIDIARIES.

                  (a) All of the Bancorp Subsidiaries as of the date of this Agreement are listed on Schedule 3.7(a) to the Bancorp Disclosure Schedule. Bancorp owns directly or indirectly all of the issued and outstanding shares of capital stock of the Bancorp Subsidiaries.
         Schedule 3.7(a) of the Bancorp Disclosure Schedule accurately identifies the number of shares of authorized and outstanding capital stock of the Bancorp Subsidiaries, and a description of the business of each Bancorp Subsidiary. Except as set forth in


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


         Schedule 3.7(a) to the Bancorp Disclosure Schedule, neither Bancorp nor the Bancorp Subsidiaries own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Bancorp Subsidiaries is or may become required to be issued (other than to Bancorp) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bancorp Subsidiaries. There are no contracts, commitments, understandings or arrangements relating to the rights of Bancorp to vote or to dispose of shares of the capital stock of a Bancorp Subsidiary. All of the shares of capital stock of each Bancorp Subsidiary held by Bancorp or a Bancorp Subsidiary are fully paid and non-assessable and are owned by Bancorp or such Bancorp Subsidiary free and clear of any claim, lien or encumbrance.

                  (b) Each Bancorp Subsidiary is either a stock savings bank or a corporation as indicated on Schedule 3.7(b) to the Bancorp Disclosure Schedule and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole or its ability to consummate the transactions contemplated herein or in the Stock Option Agreement. Each Bancorp Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

                  (c) For purposes of this Agreement, "Bancorp Subsidiaries" shall mean corporations, savings banks and other entities of which Bancorp owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent and any joint ventures in which Bancorp has an equity interest including, without limitation, First Federal and Westco, Inc.; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business. The term "Bancorp Subsidiary" shall mean any single subsidiary constituting one of the several Bancorp Subsidiaries.

                  (d) First Federal is a member of the Federal Home Loan Bank of Chicago. The liquidation account established by First Federal in connection with the conversion was established and has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a


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                                  Page 32 of 91
         complete liquidation of First Federal so as to require the distribution of such liquidation account of First Federal to any existing or former savings or demand account holders of First Federal.

         3.8 BANCORP FILINGS. Bancorp has previously made available to MAF true and complete copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) (of Bancorp or any Bancorp Subsidiary) held or currently scheduled to be held during the calendar years 1995, 1996, 1997 and 1998, and (ii) all other reports or filings, in each case as may have been amended, required to be filed under the Securities Exchange Act by Bancorp or any Bancorp Subsidiary with the SEC or the OTS since January 1, 1995, including without limitation reports on Forms 10-K, 10-Q and 8-K.

         3.9 BANCORP REPORTS. Since January 1, 1995, each of Bancorp and the Bancorp Subsidiaries has timely filed all reports and statements, together with any amendment required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to Forms 10-K, 10-Q and 8-K, and proxy statements, (ii) the OTS, (iii) the FDIC, (iv) any other applicable federal or state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (v) the NASD. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading. Except for normal examinations conducted by the Internal Revenue Service, Department of Labor, state and local taxing authorities, the FDIC or the OTS in the regular course of the business of Bancorp or any Bancorp Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or any Bancorp Subsidiary within the past three years except as set forth on Schedule 3.9 to the Bancorp Disclosure Schedule. There is no unresolved violation, criticism or exception by the SEC, the OTS, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a material adverse effect on Bancorp or any Bancorp Subsidiary.

         3.10 COMPLIANCE WITH LAWS.

                  (a) The businesses of Bancorp and each Bancorp Subsidiary are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and


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


         regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Bancorp or any Bancorp Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a material adverse effect on Bancorp or any Bancorp Subsidiary.

                  (b) The policies, programs and practices of Bancorp and each Bancorp Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Bancorp's knowledge, threatened, against Bancorp or any Bancorp Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of Bancorp, there is no basis for any valid claim or charge with regard to such matters.

                  (c) No investigation or review by any governmental entity with respect to Bancorp or any Bancorp Subsidiary is pending or, to the best of the knowledge of Bancorp, threatened, nor has any governmental entity indicated to Bancorp an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a materially adverse effect on Bancorp or any Bancorp Subsidiary.

                  (d) Schedule 3.10(d) to the Bancorp Disclosure Schedule sets forth Westco Saving's rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

         3.11 DISCLOSURE. None of the information to be supplied by Bancorp for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to Bancorp and the Bancorp Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp's stockholders to be held for purposes of approving the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to Bancorp which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by Bancorp under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.12 LITIGATION. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Bancorp, threatened against or affecting Bancorp or any Bancorp Subsidiary, or any of their respective officers, directors,


                                       24


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


employees or agents, in their capacities as such, which is seeking damages against Bancorp, any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $50,000, or which would materially affect the ability of Bancorp to consummate the transactions contemplated herein or in the Stock Option Agreement or which is seeking to enjoin consummation of the transactions provided for herein or in the Stock Option Agreement or to obtain other relief in connection with this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby, and judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Bancorp or any Bancorp Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.13 LICENSES. Bancorp and each Bancorp Subsidiary hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

         3.14 TAXES.

                  (a) Bancorp and each Bancorp Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or Bancorp has paid on behalf of each Bancorp Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Bancorp nor any Bancorp Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Bancorp or any Bancorp Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 3.14(a) to the Bancorp Disclosure Schedule, the income tax returns of Bancorp and each Bancorp Subsidiary have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other state or local taxing authorities, for any of the last ten years. Neither Bancorp nor any Bancorp Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Bancorp have been accounted for in accordance with generally accepted accounting principles. Bancorp and each Bancorp Subsidiary have delivered to MAF correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 1992.


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                  (b) Bancorp has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Bancorp was not the common parent of the group. Neither Bancorp nor any Bancorp Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bancorp or any Bancorp Subsidiary.

                  (c) Bancorp and each Bancorp Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in Schedule 3.14(c) to the Bancorp Disclosure Schedule, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.15 INSURANCE. Bancorp and each Bancorp Subsidiary maintain insurance with an insurer which in the best judgment of management of Bancorp is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Bancorp and each Bancorp Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Bancorp and First Federal have been filed in due and timely fashion. Neither Bancorp nor any Bancorp Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.16 LOANS; INVESTMENTS.

                  (a) Except as otherwise disclosed in Schedule 3.16 to the Bancorp Disclosure Schedule, each loan reflected as an asset on the Bancorp Financial Statements is evidenced by appropriate and sufficient documentation in all material respects and constitutes, to the best of the knowledge of Bancorp, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; to the best of the knowledge of Bancorp, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by Bancorp or any Bancorp Subsidiary and all such loans purchased by Bancorp or any Bancorp Subsidiary, were made or purchased in accordance with customary lending standards of Bancorp and any Bancorp Subsidiary and


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         in the ordinary course of business of Bancorp and each Bancorp
         Subsidiary. Except as set forth in Schedule 3.16(a) to the Bancorp Disclosure Schedule, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and Bancorp and each Bancorp Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Set forth on Schedule 3.16(a) to the Bancorp Disclosure Schedule is a complete list of Bancorp's and First Federal REO as of March 31, 1998.

                  (b) All guarantees of indebtedness owed to Bancorp or any Bancorp Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of Bancorp, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines and except as would not be material to Bancorp on a consolidated basis.

                  (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Bancorp and each Bancorp Subsidiary have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a material adverse effect on Bancorp.

                  (d) Except as set forth in Schedule 3.16(d) to the Bancorp Disclosure Schedule and except for pledges to secure public and trust deposits, none of the investments reflected in the Bancorp Financial Statements under the heading "Investment Securities," and none of the investments made by Bancorp since December 31, 1997, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Bancorp freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Bancorp or any Bancorp Subsidiary is a party, Bancorp or such Bancorp Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in
         Schedule 3.16(d) to the Bancorp Disclosure Schedule, and except for transactions involving repurchase agreements in the investment portfolio effected in the ordinary course of business, neither Bancorp nor any Bancorp Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Bancorp or any Bancorp Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.16(d) to the Bancorp Disclosure
         Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Bancorp or any Bancorp Subsidiary, showing as of July 31, 1998, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and


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         estimated fair value of the mortgage-backed and related securities and the estimated cost and estimated fair value of the marketable equity securities.

                  (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by Bancorp or any Bancorp Subsidiary, as reflected in the Bancorp Financial Statements were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

         3.17 INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. Except as set forth in
Schedule 3.17 to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is a party to any, nor has any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.18 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the Bancorp Financial Statements (and as shown on any financial statements to be delivered by Bancorp to MAF pursuant to Section 5.12 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of Bancorp, adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions. The aggregate principal amount of loans contained in the loan portfolio of Bancorp and each Bancorp Subsidiary as of June 30, 1998, in excess of such reserve, was fully collectible.

         3.19 BANCORP BENEFIT PLANS.

                  (a) Schedule 3.19(a)(i) to the Bancorp Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Bancorp or each Bancorp Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Bancorp or any Bancorp Subsidiary maintains, to which Bancorp or any Bancorp Subsidiary contributes, or under which any employee, former employee, director or former director of Bancorp or any Bancorp Subsidiary is covered or has benefit rights and pursuant to which any liability of Bancorp or any Bancorp Subsidiary exists or is reasonably


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         likely to occur (the "Bancorp Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C (for the three most recently completed plan years) with respect thereto. Except as set forth on
         Schedule 3.19(a)(ii) of the Bancorp Disclosure Schedule, Bancorp neither maintains nor has entered into any Bancorp Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Bancorp or any Bancorp Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Bancorp or any Bancorp Subsidiary or to MAF as a result of the transactions contemplated by this Agreement or any related action thereafter (as used in this Section 3.19, a "Change in Control Benefit"). The term "Bancorp Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.19, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Bancorp Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Bancorp nor any Bancorp Subsidiary has been notified by any Applicable Governmental Authority to amend any payments or other compensation paid or payable by Bancorp or any Bancorp Subsidiary under this Agreement, any Bancorp Benefit
         Plan or otherwise, to or for the benefit of any employee or director of Bancorp or any Bancorp Subsidiary and to the best knowledge of Bancorp or all Bancorp Subsidiaries, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

                  (b) Each of the Bancorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Bancorp Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification will be timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 3.19(b) of the Bancorp Disclosure Schedule), and, to the best of Bancorp's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Bancorp Qualified Plan. All such Bancorp Qualified Plans established or maintained by Bancorp or each Bancorp Subsidiary or to which Bancorp or any Bancorp Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Bancorp Qualified Plans. Except as set forth on Schedule 3.19(b), no Bancorp Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Bancorp or each Bancorp Subsidiary to any Bancorp Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected


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         in the Bancorp Financial Statements. Neither Bancorp nor any Bancorp
         Subsidiary has accumulated any funding deficiency under Section 412 of the Code. For each Bancorp Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service. Neither Bancorp nor any Bancorp Subsidiary is in material default in performing any of its respective contractual obligations under any of the Bancorp Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

                  (c) There is no pending or, to the best knowledge of Bancorp, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Bancorp Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Bancorp or any Bancorp Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Bancorp or any Bancorp Subsidiary or any such Plan.

                  (d) Bancorp and each Bancorp Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Bancorp Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Bancorp Benefit Plan. No Bancorp Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or 4975(d) of the Code. All Bancorp Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA and with the certification of prior coverage and other requirements of
         Section 701 of ERISA.

                  (e) Neither Bancorp nor any Bancorp Subsidiary has incurred, nor to the best knowledge of Bancorp or such Bancorp Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by First Federal.

                  (f) Except as set forth on Schedule 3.19(f) to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has made any payments, or is or has been a party to any agreement or any Bancorp Benefit Plan, that under any circumstances could


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


         obligate it, First Federal, or any successor of either of them, to make any payment that is not or will not be deductible in full because of
         Section 162(m) or 280G of the Code.

                  (g) Schedule 3.19(g) to the Bancorp Disclosure Schedule describes any obligation that Bancorp or any Bancorp Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

                  (h) Schedule 3.19(h) to the Bancorp Disclosure Schedule lists:
         (i) each officer and director of Bancorp and each Bancorp Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 1998 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Bancorp or any Bancorp Subsidiary for each of the calendar years 1993 through 1997 as reported by Bancorp or each Bancorp Subsidiary on Form W-2 or Form 1099; (ii) each other employee of Bancorp or any Bancorp Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated salary for 1998; (iii) a listing of each Option, showing the holder thereof, the number of shares, the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the First Federal Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Bancorp Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to Bancorp or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Bancorp Common Stock held by such trusts; and (v) each officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Bancorp Financial Statements with respect thereto.

                  (i) Bancorp and each Bancorp Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Bancorp Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of Bancorp on a consolidated basis.

                  (j) Neither Bancorp nor any Bancorp Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of Bancorp's knowledge, no labor union claims to or is seeking to represent any employees of Bancorp or any Bancorp Subsidiary.


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         3.20 ENVIRONMENTAL MATTERS.

                  (a) For purposes of this Section 3.20, "Bancorp Properties" means (i) the real estate owned or leased by Bancorp or First Federal and used as a banking related facility; (ii) other real estate owned, if any ("Bancorp REO"), by Bancorp or any Bancorp Subsidiary as defined by any other federal or state financial institution regulatory agency with regulatory authority for Bancorp or any Bancorp Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Bancorp or any Bancorp Subsidiary; (iv) real estate that is held in trust for others by First Federal; and (5) real estate owned or leased by a partnership or joint venture in which Bancorp or a Bancorp Subsidiary has an ownership interest.

                  (b) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, there are no present or past conditions on the Bancorp Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on Bancorp's consolidated business, financial condition or prospects.

                  (c) Bancorp and each Bancorp Subsidiary are in compliance in all material respects with all applicable Environmental Laws. Neither Bancorp nor any Bancorp Subsidiary have received notice of, nor to the best of their knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Bancorp Properties, which have or may have a material adverse effect on Bancorp's consolidated business, financial condition or prospects.

                  (d) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, no Bancorp Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a material adverse effect on Bancorp's consolidated business, financial condition or prospects.

                  (e) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, Bancorp and each Bancorp Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, Bancorp warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferrable, to the extent permitted by law, to MAF.

         3.21 DISCLOSURE SCHEDULE OF BANCORP. Schedule 3.21 to the Bancorp Disclosure Schedule contains, and shall be supplemented by Bancorp as required by Section 5.15 hereof, so as


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to contain at the Closing Date the following information and copies of the following documents, certified by an officer of Bancorp to be true and correct copies of such documents on the dates of such certificates, if and to the extent any of the following are not specifically included in other Schedules to the Bancorp Disclosure Schedule:

                  (a) A list and description of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any senior officer or director of Bancorp or any Bancorp Subsidiary, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Bancorp or each Bancorp Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of Bancorp or any Bancorp Subsidiary.

                  (b) A list and description of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $25,000 to which Bancorp or any Bancorp Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

                  (c) A list and description of each material contract or agreement (not otherwise included in the Bancorp Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six months; (ii) cannot be terminated on thirty days, (or less) written notice without penalty; and (iii) involves an annual expenditure by Bancorp or any Bancorp Subsidiary in excess of $25,000.

                  (d) A list and description of each contract or commitment (other than Bancorp Permitted Liens as defined below) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Bancorp or any Bancorp Subsidiary, and a list and description of all real estate owned, leased or licensed by Bancorp or any Bancorp Subsidiary.

                  (e) A list and description of each material commitment made by Bancorp or any Bancorp Subsidiary to or with any director, officer or employee of Bancorp or any Bancorp Subsidiary extending for a period of more than three months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

                  (f) Complete and correct copies of the Certificate of Incorporation, Charter and By-laws and specimen certificates of each type of security issued by Bancorp and any Bancorp Subsidiary.

                  (g) A list and description of each other contract or commitment providing for commissions, payments or any other remuneration based in any manner upon outstanding loans or profits of Bancorp or any Bancorp Subsidiary, including, without limitation, joint venture arrangements.


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                  (h) A list and description of all powers of attorney granted by Bancorp or any Bancorp Subsidiary which are currently in force.

                  (i) A list and description of all policies of insurance currently maintained by Bancorp or any Bancorp Subsidiary and a list and description of all unsettled or outstanding claims of Bancorp or any Bancorp Subsidiary which have been, or to the best knowledge of Bancorp, will be, filed with the companies providing insurance coverage for Bancorp or any Bancorp Subsidiary (except for routine claims for health benefits).

                  (j) A list and description of all policies of insurance maintained by Bancorp or any Bancorp Subsidiary during the past five years.

                  (k) A copy of any collective bargaining agreement to which Bancorp or any Bancorp Subsidiary is a party and all affirmative action plans or programs covering employees of Bancorp or any Bancorp Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Bancorp or any Bancorp Subsidiary.

                  (l) Each lease or material license with respect to real or personal property, whether as lessor, lessee, licensor or licensee, to which Bancorp or any Bancorp Subsidiary is a party, and all employment, consulting and professional services contracts to which Bancorp or any Bancorp Subsidiary is a party.

                  (m) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Bancorp or each Bancorp Subsidiary which, by their terms, continue to bind or affect Bancorp or such Bancorp Subsidiary.

                  (n) All orders, decrees, memoranda, agreements or understandings with regulatory agencies binding upon or affecting the current operations of Bancorp or any Bancorp Subsidiary or any of their directors or officers in their capacities as such.

                  (o) All trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Bancorp or any Bancorp Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials) (collectively, the "Intellectual Property"). With respect to each item of Intellectual Property owned by Bancorp or any Bancorp Subsidiary, Bancorp or such Bancorp Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that Bancorp or any Bancorp Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto. Neither Bancorp nor any Bancorp Subsidiary has ever received any


                                        34


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         charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Bancorp or such Bancorp Subsidiary must license or refrain from using any intellectual property rights of a third party). To the knowledge of Bancorp, neither Bancorp nor any Bancorp Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bancorp or any Bancorp Subsidiary.

                  (p) All policies formally adopted by the Board of Directors of Bancorp or any Bancorp Subsidiary as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last five years regarding the performance of environmental investigations of properties accepted as collateral for loans, including the effective dates of all such policies.

                  (q) All agreements which require or will require the consent or approval of, or notice to, any other party as a result of, in connection with or in order to consummate the Merger or the Bank Merger.

                  (r) All other agreements to which Bancorp or any Bancorp Subsidiary is a party (which do not expire within six months from the date hereof and cannot be terminated upon thirty days, (or less) written notice without penalty) which individually during its term could commit Bancorp or any Bancorp Subsidiary to an expenditure (either individually or through a series of installments) in excess of $25,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section
         3.21 including without limitation:

                           (i) all agreements of guaranty or indemnification
                  running to any person;

                           (ii) all agreements containing any covenant limiting
                  the right of Bancorp or any Bancorp Subsidiary to engage in any line of business or to compete with any person;

                           (iii) all agreements with respect to licenses,
                  permits and similar matters that are necessary to the operations of Bancorp or any Bancorp Subsidiary;

                           (iv) all contracts or agreements, including but not
                  limited to contracts or agreements pursuant to which Bancorp or any Bancorp Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of Bancorp or any Bancorp Subsidiary; the name and address of each person who might or could be entitled to recourse against or indemnification from Bancorp or any Bancorp Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.


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                  (s) All agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which Bancorp or any Bancorp Subsidiary sells mortgages which it originates to others or purchases mortgages from others.

         3.22 DEFAULTS. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Bancorp or any Bancorp Subsidiary under any contract or commitment, and neither Bancorp nor any Bancorp Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate, with any other such defaults or waivers, would not have a material adverse effect on Bancorp. To the best of the knowledge of Bancorp, no other party to any contract or commitment is in material default in any material obligation to be performed by such party.

         3.23 OPERATIONS SINCE DECEMBER 31, 1997. Between December 31, 1997, and the date hereof, there has not been, except as set forth on Schedule 3.23 to the Bancorp Disclosure Schedule:

                  (a) any increase in the compensation payable or to become payable by Bancorp or any Bancorp Subsidiary to any executive officer or director;

                  (b) any payment of dividends by Bancorp or any Bancorp Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder, except that Bancorp has paid a quarterly dividend of $0.17 per share, as reflected on Schedule 3.23(b) to the Bancorp Disclosure Schedule;

                  (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Bancorp or any Bancorp Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "Bancorp Permitted Lien"): (i) liens arising out of judgments or awards in respect of which Bancorp or any Bancorp Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies the payment of which is not past due, or as to which Bancorp or any Bancorp Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Bancorp or any Bancorp Subsidiary or


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         the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Bancorp or any Bancorp Subsidiary other than that so purchased; and
         (vi) pledges and liens given to secure deposits and other liabilities of Bancorp or any Bancorp Subsidiary arising in the ordinary course of banking business;

                  (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Bancorp or any Bancorp Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

                  (e) the establishment of any new, or increase in the formula for or rate of contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, employee stock ownership, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Bancorp or any Bancorp Subsidiary;

                  (f) any action by Bancorp or any Bancorp Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Bancorp or any Bancorp Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Bancorp shall promptly notify MAF.

                  (g) any change in independent auditors, historic methods or practices of accounting of Bancorp or any Bancorp Subsidiary (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

                  (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Bancorp or any Bancorp Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

                  (i) any sale or transfer of any asset in excess of $25,000 of Bancorp or any Bancorp Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

                  (j) any cancellation or compromise of any debt to, claim by or right of, Bancorp or any Bancorp Subsidiary except in the ordinary course of business;


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                  (k) any amendment or termination of any material contract or commitment to which Bancorp or any Bancorp Subsidiary is a party, other than in the ordinary course of business;

                  (l) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business; or

                  (m) any event, occurrence or condition of any character (other than changes in legal, economic or other conditions which are not specifically or uniquely applicable to Bancorp or any Bancorp Subsidiary) having, or which may reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Bancorp and any Bancorp Subsidiary taken as a whole.

         3.24 CORPORATE RECORDS. The corporate record books, transfer books and stock ledgers of Bancorp and each Bancorp Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of Bancorp and each Bancorp Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

         3.25 UNDISCLOSED LIABILITIES. All of Liabilities have, in the case of First Federal, been reflected, disclosed or reserved against in the consolidated financial statements of Bancorp as at December 31, 1997 or in the notes thereto, and Bancorp and each Bancorp Subsidiary have no other Liabilities except (a) Liabilities incurred since December 31, 1997 in the ordinary course of business, or (b) as disclosed in Schedule 3.25 to the Bancorp Disclosure Schedule.

         3.26 ASSETS.

                  (a) Bancorp and each Bancorp Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Bancorp or each Bancorp Subsidiary in the Bancorp Financial Statements dated as of December 31, 1997 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Bancorp Permitted Liens, none of which, in the aggregate, or except as set forth in Schedule 3.26(a) to the Bancorp Disclosure Schedule, are material to the assets of Bancorp on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of Bancorp or any Bancorp Subsidiary (whether owned or leased by Bancorp or any Bancorp Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Bancorp or any Bancorp Subsidiary on the Bancorp Disclosure Schedule is held in fee simple. Bancorp and each Bancorp Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens,


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         charges, encumbrances, security interests and/or equities which are material to Bancorp on a consolidated basis.

                  (b) All leases pursuant to which Bancorp or any Bancorp Subsidiary, as lessee, leases real or personal property which are material to the business of Bancorp on a consolidated basis are, to the best of the knowledge of Bancorp, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Bancorp or any Bancorp Subsidiary, or to the best knowledge of Bancorp, the other party. None of such leases contains a prohibition against assignment by Bancorp or any Bancorp Subsidiary, by operation of law or otherwise, or any other provision which would preclude Bancorp or any Bancorp Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Bancorp or any Bancorp Subsidiary as of the date of this Agreement. Neither Bancorp nor any Bancorp Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.27 INDEMNIFICATION. To the best of the knowledge of Bancorp, no action or failure to take action by any director, officer, employee or agent of Bancorp or each Bancorp Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Bancorp or any Bancorp Subsidiary under the corporate indemnification provisions of Bancorp or any Bancorp Subsidiary in effect on the date of this Agreement.

         3.28 INSIDER INTERESTS. All outstanding loans and other contractual arrangements (including deposit relationships) between Bancorp or any Bancorp Subsidiary and any officer, director or employee of Bancorp or any Bancorp Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Bancorp or any Bancorp Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

         3.29 POOLING AND TAX. Neither Bancorp nor any Bancorp Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying for pooling of interests accounting treatment or as a tax-free reorganization under Section 368(a) of the Code.

         3.30 OPINION. Bancorp has received an opinion, dated the date of this Agreement, from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Merger Consideration to be received by the shareholders of Bancorp pursuant to the Merger is fair to such stockholders from a financial point of view.

         3.31 ADVICE OF CHANGES. Between the date hereof and the Effective Time, Bancorp shall promptly advise MAF in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which,


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if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

         3.32 MILLENNIUM COMPLIANCE. Bancorp represents and warrants to MAF that: (a) Bancorp's and the Bancorp Subsidiaries' computer hardware and software systems used for the storage and processing of data (as used in this Section 3.32, "Systems") are Millennium Compliant; (b) to the best of Bancorp's knowledge, none of the Systems, operations or business functions of Bancorp or any Bancorp Subsidiaries will be materially adversely affected by any third party's failure to be Millennium Compliant; (c) to the best of Bancorp's knowledge after due inquiry, all of its suppliers, customers and third party providers will be Millennium Compliant; and (d) Bancorp is taking, or has taken, all necessary and appropriate action to address and remedy any deficiencies in Bancorp's Systems from becoming Millennium Compliant. As used in this Section 3.32, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of a new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         3.33 CONSENTS AND APPROVALS. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the BMA, the FDI Act, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Bancorp of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, Bancorp knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section that are required to be obtained should not be obtained without the imposition of any condition or restriction.

                                       IV.

                                    COVENANTS

         4.1 CONDUCT OF BUSINESS BY BANCORP UNTIL THE EFFECTIVE TIME. During the period commencing on the date hereof and continuing until the Effective Time, Bancorp agrees (except as expressly contemplated by this Agreement or to the extent that MAF shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

                  (a) Except as contemplated by this Agreement, Bancorp and each Bancorp Subsidiary will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their


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         respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to MAF in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to obtain (and to cooperate with MAF in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Bancorp will not, nor will it permit any of the Bancorp Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement or the Stock Option Agreement.

                  (d) Bancorp (i) will not declare or pay any dividends on or make other distributions with respect to capital stock, except that Bancorp will be permitted to declare and pay a regular quarterly dividend per share not exceeding $0.17, and (ii) except as provided below, will not declare or pay any dividends or make any distributions on Bancorp Common Stock in the calendar quarter in which the Effective Time shall occur and in which the holders of Bancorp Common Stock are entitled to receive regular quarterly dividends on the shares of MAF Common Stock into which the shares of Bancorp Common Stock have been converted. It is the intent of clause (ii) of this Subsection to provide that the holders of Bancorp Common Stock will receive either payment of dividends on their shares of Bancorp Common Stock as permitted under (i) of this Subsection or the payment of cash dividends as the holders of shares of MAF Common Stock received in exchange for the shares of Bancorp Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as shareholders of Bancorp and the payment of a cash dividend as the holders of the shares of MAF Common Stock received in exchange for the shares of Bancorp Common Stock. In the event that Bancorp does not declare and pay permitted dividends on Bancorp Common Stock in a particular calendar quarter because of Bancorp's expectation that the Effective Time would occur in said calendar quarter wherein the holders of Bancorp Common Stock would have become entitled to receive cash dividends for such calendar quarter of the shares of MAF Common Stock to have been exchanged for the shares of Bancorp Common Stock, and the Effective Time does


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         not in fact occur in said calendar quarter, then, as a result thereof,
         Bancorp shall be entitled to declare and pay a permitted dividend (within the limitations of this Section) on said shares of Bancorp Common Stock for said calendar quarter as soon as reasonably practicable. Bancorp shall not make any changes in its normal practice of establishing dividend record or dividend payment dates. Bancorp shall not pay a dividend during the quarter that the Merger is to be consummated if Bancorp's stockholders would be entitled to receive a dividend from MAF during that quarter.

                  (e) Bancorp will not, and will not permit any Bancorp Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Bancorp on a consolidated basis.

                  (f) Bancorp will not, and will not permit any Bancorp Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                  (g) Bancorp will not, and will not permit any Bancorp Subsidiary to, issue, sell, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein, in the Stock Option Agreement or pursuant to outstanding Options.

                  (h) Bancorp will not, and will not permit any Bancorp Subsidiary to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by it or by any Bancorp Subsidiary of any material lien, charge or encumbrance.

                  (i) Bancorp will not, and will not permit any Bancorp Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), make contributions to any Bancorp Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement or as contemplated to be amended in this Agreement, provided that no contributions shall be made to any Bancorp Qualified Plan that is a defined benefit plan) or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement;


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         provided, however, that Bancorp and the Bancorp Subsidiaries may continue to accrue for bonuses at the current rate as reflected in
         Schedule 4(i) to the Bancorp Disclosure Schedule and may pay such bonuses prior to Closing.

                  (j) Except as disclosed in Schedule 4.1(j) to the Bancorp Disclosure Schedule, neither Bancorp, nor any Bancorp Subsidiary, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six months after the date hereof and involves the payment by Bancorp or any Bancorp Subsidiary of more than $35,000 in the aggregate.

                  (k) Bancorp will not, and will not permit any Bancorp Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

                  (l) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. Bancorp will, and will cause each Bancorp Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by Bancorp which could reasonably give rise to a claim prior to the Effective Time.

                  (m) Bancorp will not, and will not permit any Bancorp Subsidiary to, amend their respective Certificates of Incorporation, Charters, or by-laws, except as contemplated by this Agreement.

                  (n) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment: (i) to any person or entity in an amount in excess of $200,000, or in any amount which, when aggregated with any and all loans or credit commitments of Bancorp and First Federal to such person or entity, would be in excess of $500,000; (ii) to any person other than in accordance with its lending policies as in effect on the date hereof; or (iii) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are on a "watch list" or similar internal report of Bancorp or First Federal; provided, however, that nothing in this subsection shall prohibit Bancorp or First Federal from honoring any contractual obligation in existence on the date of this Agreement.


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                  (o) Bancorp will not, and will not permit any Bancorp
         Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a "pooling of interests" for accounting purposes or as a tax-free reorganization under Section 368(a) of the Code.

                  (p) Bancorp will not, and will not permit any Bancorp Subsidiary to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions.

                  (q) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

                  (r) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Bancorp or any Bancorp Subsidiary, any five percent stockholder of Bancorp, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type of nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

                  (s) Bancorp will promptly advise MAF orally and in writing of any event or series of events which has resulted in a material adverse effect or which may have a materially adverse effect on Bancorp or any Bancorp Subsidiary or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of Bancorp to perform its obligations under this Agreement or the Stock Option Agreement.

                  (t) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by MAF, First Federal (i) shall cause to be repaid to Bancorp any outstanding inter-company debt, and (ii) cause dividends to be paid to Bancorp in such amounts as specified by MAF, which payments or dividends may be paid in kind.

                  (u) Bancorp covenants and agrees with MAF that it will execute, acknowledge where appropriate and deliver, or cause to be executed, acknowledged where appropriate and delivered, from time to time, at the request of MAF, all such instruments or documents relating to Millennium Compliance as in the opinion of MAF are reasonably necessary or advisable to carry out the intent or purpose of this Agreement or the documents delivered pursuant hereto or as part of the transaction contemplated hereby. Bancorp further covenants and agrees with MAF that MAF may from time to time request a statement of Bancorp's Chief Financial Officer to the effect that Bancorp and the Bancorp Subsidiaries are in


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         compliance with their Year 2000 compliance strategy. Bancorp further covenants and agrees with MAF that it will permit MAF, at all reasonable times upon notice, to perform such inspections and audits as MAF may deem necessary to establish compliance with the foregoing covenants.

         4.2 CONDUCT OF BUSINESS BY MAF UNTIL THE EFFECTIVE TIME. During the period commencing on the date hereof and continuing until the Effective Time, MAF agrees (except as expressly contemplated by this Agreement or to the extent that Bancorp shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

                  (a) Except as contemplated by this Agreement, MAF and the MAF Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) MAF will, and will cause the MAF Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Bancorp in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) MAF will, and will cause the MAF Subsidiaries to, use their best efforts to obtain (and to cooperate with Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. MAF will not, nor will it permit any of the MAF Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement or the Stock Option Agreement.

                  (d) MAF will not, and will not permit any MAF Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a "pooling of interests" for accounting purposes or as a tax-free reorganization under Section 368(a) of the Code.

                  (e) MAF shall cooperate with Bancorp to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof.


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         4.3 ENVIRONMENTAL INVESTIGATION.

                  (a) MAF shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Bancorp and First Federal and any other real estate owned by Bancorp. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by MAF. The consultant shall complete and deliver the Phase I assessments not later than sixty
         (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Bancorp set forth herein without regard to any exceptions that may be contained in the Bancorp Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

                  (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by MAF), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to MAF and Bancorp. If the work plans or removal or remediation actions would cost more than $100,000 (individually or in the aggregate) to complete, MAF and Bancorp shall discuss a mutually acceptable modification of this Agreement. MAF and Bancorp shall cooperate in the review, approval and implementation of all work plans.

                  (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000 then MAF may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

         4.4 EXECUTION OF THE STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement and as a condition thereto, MAF and Bancorp have approved the execution and delivery of a stock option agreement (the "Stock Option Agreement"), which grants to MAF an option to acquire up to 19.9% of the issued and outstanding shares of Bancorp Common Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit B.


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         4.5 CAPITAL STOCK. Except for or as otherwise permitted in or contemplated by this Agreement or the Stock Option Agreement, without the prior written consent of MAF, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Bancorp shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Bancorp Common Stock, preferred stock or any other capital stock of Bancorp, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of Bancorp Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights, including, but not limited to, grants under the ARP Plans.

         4.6 CERTAIN ACTIONS.

                  (a) None of Bancorp or any Bancorp Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or any Bancorp Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Bancorp Subsidiary under any of the instances described in this clause. Bancorp shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any Bancorp Subsidiary), consultants and other representatives to comply with such prohibitions. Bancorp shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Bancorp may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the Board of Directors of Bancorp determines, in good faith, that the exercise of its fiduciary duties to Bancorp's stockholders under applicable law, as advised by Muldoon, Murphy & Faucette, requires it to take such action, and, provided further, that Bancorp may not, in any event, provide to such third party any information which it has not provided to MAF. Bancorp shall promptly notify MAF orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by Muldoon, Murphy & Faucette.

                  (b) "Acquisition Transaction" shall, with respect to Bancorp, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Bancorp or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of Bancorp;
         (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bancorp or any Significant Subsidiary of Bancorp;
         (iii) a purchase or other acquisition of "beneficial ownership" by any


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         "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Bancorp or any Significant Subsidiary of Bancorp; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Bancorp; (v) a public proxy or consent solicitation made to stockholders of Bancorp seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Bancorp; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Bancorp or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

         4.7 TITLE TO REAL ESTATE. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, Bancorp, at its own expense, shall obtain and deliver to MAF, with respect to all real estate owned or held pursuant to a ground lease by Bancorp and any Bancorp Subsidiary, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title and Trust or such other title insurance company as is reasonably acceptable to MAF, showing fee simple title in Bancorp or such Bancorp Subsidiary in such real estate or the appropriate leasehold interest of Bancorp or such Bancorp Subsidiary subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 INSPECTION OF RECORDS; CONFIDENTIALITY.

                  (a) Bancorp shall afford to MAF and MAF's accountants, counsel and other representatives full access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by Bancorp or any Bancorp Subsidiary or their accountants or attorneys, and will permit Bancorp's representatives to discuss such information directly with MAF's officers, directors, employees, attorneys and accountants and (b) in the event that this Agreement is terminated, each party shall return all nonpublic documents furnished to it hereunder, shall destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information


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         received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 MEETINGS OF BANCORP. Bancorp shall provide to MAF the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of Bancorp and each Bancorp Subsidiary, and (ii) all meetings of the committees of each such Board, including without limitation the audit and executive committees thereof. Bancorp shall provide to MAF all information provided to the directors on all such Boards and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings with any discussion relating to this Agreement or the merits of an Acquisition Proposal, financial reports and any other analyses prepared by senior management of Bancorp. All such information provided to MAF shall be treated in confidence as provided in
Section 5.1 hereof.

         5.3 MERGER OF SUBSIDIARY BANKS. Bancorp and MAF intend to take all action necessary and appropriate to cause to be entered into a plan and agreement of merger (the "Bank Merger Agreement"), substantially on the terms and in the form attached hereto as Exhibit C pursuant to which MAF Bank and First Federal shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger, with MAF Bank being the surviving bank thereof (the "Surviving Bank") pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the charter and by-laws of the Surviving Bank shall be the articles of association and by-laws of MAF Bank in effect immediately prior to the effective time of the Bank Merger. At the effective date of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of MAF Bank immediately prior to the effective date of the Bank Merger and MAF Bank will add David C. Burba to its board of directors.

         5.4 RECOMMENDATION OF MERGER TO STOCKHOLDERS. Subject to its fiduciary duties, the Board of Directors of Bancorp will unanimously recommend to its stockholders in the Proxy Statement approval of the Merger and all transactions related thereto and such other matters as may be submitted in connection with this Agreement to all stockholders of Bancorp entitled to vote thereon.

         5.5 REGISTRATION STATEMENT; STOCKHOLDER APPROVAL. As soon as practicable after the date hereof, MAF shall prepare and file with the SEC a Registration Statement on Form S-4 covering the MAF Common Stock to be issued to holders of Bancorp Common Stock in the Merger, and Bancorp and MAF shall use their best efforts to cause the Registration Statement to become effective under the Securities Act. MAF will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of MAF Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. Bancorp shall call a stockholders' meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the "Stockholders' Meeting"). In connection with the Stockholders' Meeting, (i) Bancorp shall prepare and mail the


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Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (ii) subject to its fiduciary duties, the Board of Directors of Bancorp shall unanimously recommend to its stockholders the approval of this Agreement and the Merger; and (iii) the Board of Directors of Bancorp shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such stockholders' approval.

         5.6 DIRECTOR AND OFFICER LIABILITY INSURANCE. MAF agrees that, prior to or at the Effective Time, it will provide under its directors' and officers' liability insurance prior errors and omissions coverage for current and former directors and officers of Bancorp for three (3) years.

         5.7 INDEMNIFICATION. Except as may be limited by applicable law, MAF shall maintain all rights of indemnification and advancement of expenses currently provided by Bancorp and the Bancorp Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the certificate of incorporation or by-laws of Bancorp or otherwise in effect on the date of this Agreement for three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time.

         5.8 AFFILIATE LETTERS. Bancorp shall obtain and deliver to MAF on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of Bancorp and each stockholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to MAF a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of Bancorp or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

         5.9 BROKERS. Bancorp represents, as to itself and each subsidiary, that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement, except that Bancorp may pay fees to Keefe, Bruyette & Woods, Inc., as set forth in the letter dated August 1, 1998 and delivered to MAF.

         5.10 COOPERATION. Each of MAF and Bancorp covenants that, unless this Agreement is terminated as provided herein, it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of MAF and Bancorp agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to any action for the transaction to comply with "pooling of interests" accounting. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of MAF or Bancorp, as the case may be, shall take all such necessary action. If necessary to expedite the Closing of the Merger and any other transactions contemplated


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by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby, provided that any such restructuring will not result in any change in the Merger Consideration. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

         5.11 REGULATORY APPLICATIONS. MAF shall, as soon as practicable, file applications or notices with the Applicable Regulatory Agencies, and shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that MAF shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of governmental authorities if it shall reasonably determine that such conditions or restrictions would have a material adverse effect on MAF or the Surviving Corporation. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by MAF after consultation with Bancorp. MAF shall deliver a draft of the nonconfidential portions of all regulatory applications to Bancorp prior to filing them and copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and MAF shall deliver a final copy of the nonconfidential portions of all regulatory applications to Bancorp promptly after they are filed with the appropriate regulatory authority.

         5.12 FINANCIAL STATEMENTS AND REPORTS. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; (b) Bancorp will deliver to MAF not later than thirty days after the end of any fiscal quarter, the quarterly Reports filed with the OTS by First Federal which shall be prepared in accordance with the rules and regulations of the OTS;
(c) each party will deliver to the other not later than forty-five days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; (d) Bancorp will deliver to MAF any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) Bancorp will deliver to MAF monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.13 NOTICE. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be


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performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on it. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within two business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within two business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.13 toward the occurrence of a material breach by the closing party.

         5.14 PRESS RELEASES. MAF and Bancorp shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. Bancorp shall obtain the prior consent of MAF to the content of any communication to its stockholders.

         5.15 DELIVERY OF SUPPLEMENTS TO DISCLOSURE SCHEDULES. Five (5) business days prior to the Effective Time, Bancorp will supplement or amend the Bancorp Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Bancorp Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Bancorp contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Bancorp Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by Bancorp pursuant to Section 5.13 as to which MAF is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of Bancorp to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.16 LITIGATION MATTERS. Bancorp will consult with MAF about any proposed settlement, or any disposition of any litigation involving amounts in excess of $25,000.

         5.17 TAX OPINION. MAF and Bancorp shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to MAF and Bancorp, dated the Closing Date,


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subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and MAF and Bancorp will each be a party to such reorganization; (b) the exchange in the Merger of MAF Common Stock for Bancorp Common Stock will not give rise to the recognition of any income, gain or loss to MAF Bancorp, or the stockholders of Bancorp with respect to such exchange except, with respect to the stockholders of Bancorp, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the MAF Common Stock received by Bancorp stockholders in the Merger will equal the adjusted tax basis of the Bancorp Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the MAF Common Stock received in the Merger will include the period during which the shares of Bancorp Common Stock surrendered in exchange therefor were held, provided such shares of Bancorp Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of Bancorp in the hands of MAF will be the same as the adjusted tax basis of such assets in the hands of Bancorp immediately prior to the exchange; and (f) the holding period of the assets of Bancorp transferred to MAF will include the period during which such assets were held by Bancorp prior to the exchange.

         5.18 RESOLUTION OF BANCORP BENEFIT PLANS. Bancorp and MAF shall cooperate in effecting the following treatment of the Bancorp Benefit Plans, except as mutually agreed upon by MAF and Bancorp prior to the Effective Time:

                  (a) At the Effective Time, MAF (or an MAF Subsidiary) shall be substituted for Bancorp as the sponsoring employer under those Bancorp Benefit Plans with respect to which Bancorp or First Federal is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bancorp or First Federal with respect to each such plan. Except as otherwise provided herein, each such plan and any Bancorp Benefit Plan sponsored by Bancorp or First Federal shall be continued in effect by MAF or any applicable MAF Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to MAF or any applicable MAF Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Bancorp, First Federal and MAF will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) At or as promptly as practicable after the Effective Time as MAF shall reasonably determine, MAF shall provide, or cause any MAF Subsidiary to provide, to each employee of Bancorp and First Federal as of the Effective Time ("Bancorp Employees") the opportunity to participate in each employee benefit plan and program maintained by MAF or the MAF Subsidiaries for similarly situated employees (the "MAF Benefit Plans"); provided, however, that with respect to such MAF Benefit Plans, Bancorp Employees shall


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         be given credit for service with Bancorp or First Federal in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Bancorp Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the MAF Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Bancorp Benefit Plans; provided further, that to the extent that the initial period of coverage for Bancorp Employees under any MAF Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Bancorp Employees shall be given credit under the applicable MAF Benefit Plans for any deductibles and co-insurance payments made by such Bancorp Employees under the Bancorp Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate MAF to provide or cause to be provided any benefits duplicative of those provided under any Bancorp Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any MAF Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which benefits are accrued by Bancorp Employees under the Bancorp defined benefit plan or allocations are made to Bancorp Employees under the ESOP. Except as otherwise provided in this Agreement, the power of MAF or any First Federal or MAF Subsidiary to amend or terminate any benefit plan or program, including any Bancorp Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Bancorp Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with MAF, First Federal or any MAF Subsidiary.

                  (c) Concurrently with or immediately after the execution of this Agreement, Bancorp shall use its best efforts to obtain from each officer of Bancorp who is a party to an employment agreement or special termination agreement with Bancorp or First Federal a Letter of Understanding with MAF substantially in the form of Exhibit E attached hereto (the "Letter of Understanding"), relating to such executive's employment after the Effective Date and to certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder.

                  (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by Bancorp or First Federal, or as provided for in this Agreement, any Letter of Understanding, any Bancorp Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by the Applicable Governmental Authorities, or which the Applicable Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of MAF or the MAF Subsidiary as provided herein or in any Letter of Understanding.

                  (e) From and after the date of this Agreement through the Effective Time, Bancorp and/or First Federal may make such contributions to the ESOP as shall reasonably


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         be determined to repay the ESOP Loan in full prior to the Effective
         Time; provided, however, that all such contributions shall be deductible by Bancorp or First Federal under Section 404 of the Code, and in compliance with Section 415 of the Code and shall be in compliance with the letter agreement referred to in paragraph (f) below. Upon the earlier of the repayment of the ESOP Loan or the Effective Time, the ESOP shall be amended to provide that all accounts thereunder shall be fully vested and nonforfeitable and that the MAF Common Stock issued upon the conversion of the Bancorp Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. From and after the Effective Time, MAF shall make, or shall cause a MAF Subsidiary to make such maximum annual contributions to the ESOP, as permitted by Sections 404 and 415 of the Code, so as to repay the ESOP Loan as promptly as practicable and to maintain the ESOP as a separate plan for the benefit of the Bancorp Employees, it being the intention of the parties that in no event will benefits under the ESOP be allocated to persons other than those persons employed by Bancorp or First Federal prior to the Effective Time. As soon as is reasonably practicable after payment in full of the ESOP Loan, MAF shall cause the ESOP to be merged into the MAF ESOP in compliance with
         Section 414(l) of the Code.

                  (f) MAF and Bancorp agree to take certain other actions with respect to the Bancorp Benefit Plans as set forth in the letter agreement of even date herewith between MAF and Bancorp.

         5.19 ACCOUNTING AND TAX TREATMENT. Neither Bancorp or First Federal nor MAF or any of the MAF Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a "pooling of interests" for accounting purposes and as a tax-free reorganization under Section 368(a) of the Code. The exercise by MAF of its rights under the Stock Option Agreement shall not be deemed a violation of this Section. In addition, MAF and Bancorp agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.19 shall be deemed to require MAF to take any steps which will increase the Merger Consideration provided for in
Section 1.2 above.

         5.20 APPOINTMENT TO MAF BOARD OF DIRECTORS. MAF shall, as soon as practicable after the Merger, cause David C. Burba to become a director of MAF and MAF Bank and elect Mr. Burba as an Executive Vice President of MAF, and in connection therewith, shall extend to Mr. Burba an Employment Agreement in form and substance acceptable to the parties thereto.

         5.21 ADVISORY BOARD. MAF shall cause MAF Bank to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of First Federal into those of the MAF Bank, and
(b) advise with respect to the operations of MAF Bank. Other than David C. Burba, the Advisory Board shall consist of all current members of the Board of Directors of First Federal who are members of such Board as of the Effective Time, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at Bancorp provided that the Advisory Board shall meet (or for purposes


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hereof shall be deemed to have met) at least quarterly, and may meet more frequently at the request of MAF. The Board of Directors of MAF shall review the Advisory Board function annually to consider its continuation.

         5.22 PUBLICATION OF FINANCIAL STATEMENTS. MAF shall publish financial results covering at least 30 days of combined operations of MAF and Bancorp as soon after the Closing as reasonably practicable.

                                       VI.

                                   CONDITIONS

         6.1 CONDITIONS TO THE OBLIGATIONS OF MAF. Notwithstanding any other provision of this Agreement, the obligations of MAF to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by Bancorp in this Agreement and in any documents or certificates provided by Bancorp shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

                  (b) Bancorp shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit MAF's ownership or operation of all or a material portion of Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel MAF to dispose of or hold separate all or a material portion of Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render MAF or Bancorp unable to consummate the transactions contemplated by this Agreement.

                  (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which Bancorp or any Bancorp Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on Bancorp.


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                  (e) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of Bancorp or any Bancorp Subsidiary from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Bancorp Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.15 hereof do not constitute a waiver or other consent to any such material adverse change in Bancorp, except in accordance with Section 5.13.

                  (f) MAF shall have received a certificate signed by the President and Chief Executive Officer of Bancorp, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.1(a) and 6.1(b) hereto have been satisfied.

                  (g) Neither Bancorp nor any Bancorp Subsidiary shall be made a party to, or to the knowledge of Bancorp, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of MAF, have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Bancorp or the assets, properties, business, operations or condition, financial or otherwise, of any Bancorp Subsidiary, nor shall any director or officer or former director or officer of Bancorp or any Bancorp Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of Bancorp or any Bancorp Subsidiary which in the reasonable opinion of the Board of Directors of MAF is likely to have a material adverse effect on Bancorp or any Bancorp Subsidiary. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Reorganization inadvisable in the reasonable opinion of MAF.

                  (h) The Bank Merger Agreement shall have been duly authorized and approved by Bancorp and First Federal and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                  (i) Bancorp shall have caused to be delivered to MAF letters from Bancorp's independent public accountants, Cobitz, VandenBerg and Fennessy, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to MAF and Bancorp, with respect to Bancorp's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

                  (j) MAF shall have received an opinion of Muldoon, Murphy & Faucette, counsel for Bancorp, substantially in the form of Exhibit F hereto.


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                  (k) MAF shall have received an opinion from each of (i) KPMG
         Peat Marwick LLP, as independent public accountants of MAF, in form and content acceptable to MAF, and (ii) Cobitz, VandenBerg and Fennessy ("Cobitz"), as independent public accountants of Bancorp, in form and content acceptable to KPMG Peat Marwick LLP, in each case to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance herewith.

         6.2 CONDITIONS TO THE OBLIGATIONS OF BANCORP. Notwithstanding any other provision of this Agreement, the obligations of Bancorp to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by MAF in this Agreement and in any documents or certificates provided by MAF shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

                  (b) MAF shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Bancorp shall have received a certificate signed by the Chief Executive Officer of MAF, dated as of the Effective Time, that based upon such Chief Executive Officer's best knowledge, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                  (d) Bancorp shall have received an opinion of Vedder, Price, Kaufman & Kammholz, special counsel for MAF, substantially in the form of Exhibit G hereto.

                  (e) The Bank Merger Agreement shall have been duly authorized and approved by MAF and MAF Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                  (f) Bancorp shall have received an opinion from Cobitz to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance herewith.

         6.3 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. Notwithstanding any other provision of this Agreement, the obligations of MAF on the one hand, and Bancorp on the other hand, to consummate the Merger are subject to the following conditions precedent:

                  (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.


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                  (b) This Agreement and the Merger shall have been duly
         approved by the requisite vote of the stockholders of Bancorp at a meeting duly called and held for such purpose.

                  (c) MAF shall have received approvals of the Applicable Governmental Authorities as set forth in Section 1.4(i) to acquire Bancorp and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

                  (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

                  (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.17 above).

         6.4 LISTING ON THE NASDAQ STOCK MARKET. The shares of MAF Common Stock which shall be issued to the stockholders of Bancorp upon consummation of the Merger shall have been authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) By mutual written consent of the Board of Directors of MAF and the Board of Directors of Bancorp;

                  (b) At any time prior to the Effective Time, by MAF or Bancorp if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder;

                  (c) By either party at any time after the stockholders of Bancorp fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose;

                  (d) By MAF or Bancorp in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the


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         closing conditions set forth in Section 6.1 hereof, in the case of MAF, or Section 6.2 hereof, the case of Bancorp, except in each case, for any such breach which has been disclosed pursuant to Section 5.13 and waived by the non-disclosing party pursuant to Section 5.13 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.13;

                  (e) By either party on or after June 30, 1999, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

                  (f) by Bancorp in accordance with Section 1.2(d) upon notice to MAF; or

                  (g) by MAF pursuant to the provisions of Section 4.3 hereof relating to the parties' being unable to agree on a course of action regarding certain environmental matters.

         7.2 TERMINATION FEE.

                  (a) In consideration of the expenses and forgone opportunities of MAF, as a condition and inducement to MAF's willingness to enter into and perform this Agreement, provided that Bancorp has not validly terminated this Agreement pursuant to Section 7.1(d), Bancorp shall pay to MAF immediately upon demand a fee of Two Million Five Hundred Thousand dollars ($2,500,000) (the "Termination Fee") upon the earliest to occur of the following:

                           (i) (A) the Board of Directors of Bancorp (1) shall
                  have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of Bancorp shall have resolved to do any of the foregoing;

                           (ii) (A) Bancorp enters into an agreement or
                  understanding with a party other than MAF providing for (1) the acquisition by any person, other than MAF or any MAF Subsidiaries, alone or together with such person's affiliates and associates or any group, of beneficial ownership of 10% or more of Bancorp Common Stock (for purposes of this Section 7.2(a)(2), the terms "group" and "beneficial ownership" shall be as defined in Section 13(d) of the Exchange Act and regulations promulgated thereunder and as interpreted thereunder); (2) a merger, consolidation, liquidation or dissolution, share exchange, business combination or any other similar transaction involving Bancorp or any Bancorp Subsidiary; (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Bancorp or any Bancorp Subsidiary, in a single transaction or series of transactions,


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                  or (B) the public announcement of negotiations relating to or the occurrence of any of the above; or

                           (iii) the announcement of a tender or exchange offer
                  with the intent to accomplish any of the foregoing, which offer the Bancorp Board of Directors does not reject.

                  (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than mutual agreement of the parties pursuant to Section 7.1(a) above, a valid termination by Bancorp pursuant to Section 7.1(d), or a valid termination by MAF pursuant to Section 7.1(g), the Termination Fee shall continue to be payable by Bancorp to MAF for a period of two years from the date hereof upon the occurrence of any of the events set forth in Section 7.2(a) above.

         7.3 EXPENSES. Except as provided elsewhere herein, MAF and Bancorp shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.4 SURVIVAL OF AGREEMENTS. In the event of termination of this Agreement by either MAF or Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1, 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; (ii) the Stock Option Agreement shall be governed by its own termination provisions; and (iii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.5 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Bancorp but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Bancorp without the further approval of such stockholders or which in any other way adversely affects the rights of stockholders of either Bancorp or MAF without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. MAF and Bancorp may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.


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         7.6 WAIVER. Any term, provision or condition of this Agreement (other than requirements for stockholders' approval and required approvals of the Applicable Governmental Authorities) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except as provided in Section 5.13. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by MAF of Bancorp or Bancorp of MAF prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                      VIII.

                               GENERAL PROVISIONS

         8.1 SURVIVAL. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time except as provided for in Section
7.4.

         8.2 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

                  (a) if to MAF:     Allen H. Koranda
                                     Chairman and Chief Executive Officer
                                     MAF Bancorp, Inc.
                                     55th & Holmes Avenue
                                     Clarendon Hills, Illinois 60514
                                     Telephone Number: (630) 325-7300
                                     Facsimile Number: (630) 325-0407

                      copy to:       Vedder, Price, Kaufman & Kammholz
                                     222 North LaSalle Street
                                     Chicago, Illinois  60603
                                     Attention:   Jennifer R. Evans, Esq.
                                     or           Daniel C. McKay, II, Esq.


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                                     Telephone Number: (312) 609-7500
                                     Facsimile Number: (312) 609-5005

                  (b) if to Bancorp: David C. Burba
                                     President
                                     Westco Bancorp, Inc.
                                     2121 South Mannheim Road
                                     Westchester, Illinois 60154
                                     Telephone Number: (708) 865-1100
                                     Facsimile Number: (708) 865-1135

                      copy to:       Muldoon, Murphy & Faucette
                                     5101 Wisconsin Avenue, N.W.
                                     Washington, D.C.  20016
                                     Attention:  Lori M. Beresford, Esq.
                                     Telephone Number: (202) 362-0840
                                     Facsimile Number: (202) 966-9409

         8.3 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it may be impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The parties hereto agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         8.4 APPLICABLE LAW. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

         8.5 HEADINGS, ETC. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.6 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be


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affected, impaired or invalidated unless the effect would be to cause this
Agreement to not achieve its essential purposes.

         8.7 ENTIRE AGREEMENT; BINDING EFFECT; NONASSIGNMENT; COUNTERPARTS. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.8 STANDARDS.

                  (a) Either party's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request by the other party or as directed under this Agreement; (b) as used in this Agreement, the term "material adverse effect" means an effect which is material and adverse to the business, financial condition or results of operations of Bancorp or MAF, as the context may dictate, and its subsidiaries taken as a whole; provided, however, that any such effects resulting from any changes in law, rule or regulation or generally accepted accounting principles or interpretations thereof that apply to both MAF and MAF Bank or Bancorp and First Federal, as the case may be, shall not be considered in determining if a material adverse effect has occurred; and (c) for purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.


                                       MAF Bancorp, Inc.

                                       By:       /s/ ALLEN H. KORANDA
                                          --------------------------------------
                                       Its: Chairman and Chief Executive Officer
/s/       CAROLYN PIHERA
----------------------------------
            Secretary

                                       Westco Bancorp, Inc.

                                       By:       /s/ DAVID C. BURBA
                                          --------------------------------------
                                       Its: President

/s/       MARY S. SUFFI
----------------------------------
            Secretary


                                       64

                                    EXHIBITS


                           DESCRIPTION                    SECTION REFERENCE
                           -----------                    -----------------
Exhibit A             Certificate of Merger                     1.4
Exhibit B             Option Agreement                          4.4
Exhibit C             Bank Merger Agreement                     5.3
Exhibit D             Affiliate Letters                         5.8
Exhibit E             Letters of Understanding                  5.18(c)
Exhibit F             Opinion Letter - Bancorp                  6.1(j)
Exhibit G             Opinion Letter - MAF                      6.2(d)


                               [OMITTED HEREFROM]


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